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                                                                 Exhibit 16(e)
CALCULATION OF 1 YEAR TOTAL RETURN BEFORE EXPENSE WAIVERS
  DECEMBER 31, 1996




                                                      DAILY              ST        ST GOVERNMENT
                                                     INCOME             BOND         SECURITIES
                                                   ---------         ---------     -------------
1 Year TR,  12/31/96                                  4.81%             5.16%             4.46%
                                                   ---------         ---------     -------------

Expense Adjustment:
Ratio of gross expenses before
     voluntary expense limitation
     to average net assets                           -0.81%            -0.76%            -2.30%
Ratio of expenses to average
     net assets                                      -0.76%            -0.75%            -0.75%
                                                   ---------         ---------     -------------
Total Return Adjustment                              -0.05%            -0.01%            -1.55%
                                                   ---------         ---------     -------------

1 Year TR before expense
     Waivers, 12/31/96                                4.76%             5.15%             2.91%
                                                   =========         =========     =============